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                                                                     EXHIBIT 5.1
[LETTERHEAD OF WILLKIE FARR & GALLAGHER]

June 24, 1996

MFS Communications Company, Inc.
11808 Miracle Hills Drive
Omaha, Nebraska 68154

Ladies and Gentlemen:

We have acted as counsel to MFS Communications Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the preparation of a registration statement on Form S-4 (as amended, the "Registration Statement") relating to the issuance by the Company of up to 59,440,187 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") in connection with the proposed merger of MFS Global Internet Services, Inc., a wholly owned subsidiary of the Company, with and into UUNET Technologies, Inc.

We have examined copies of the certificate of incorporation and by-laws of the Company, and the amendments thereto, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that the Shares, when duly issued in exchange for the shares of common stock, par value $.001 of UUNET Technologies, Inc. as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Joint Proxy Statement-Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher